EXHIBIT 11
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

                   STATEMENT REGARDING THE COMPUTATION OF PER SHARE EARNINGS
                           (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                              Year Ended March 31,
                                                       1995           1994           1993
PRIMARY:

Primary Earnings (Loss)                             $15,773        $11,005        ($2,830)

Average Shares Outstanding                           10,820         10,678         10,654

Net Effect of Dilutive Stock Options--Based on
the Treasury Stock Method using Average
Stock Market Price                                      367            127              0 (1)

Total Shares for Primary Earnings                    11,187         10,805         10,654

Primary Earnings (Loss) Per Share                   $  1.41        $  1.02        ($ 0.27)

FULLY DILUTED:
Primary Earnings (Loss)                             $15,773        $11,005        ($2,830)

Interest and Related Expenses on 6 3/4%
Debentures Eliminated, Net of Tax                     1,116          1,116          1,114

Fully Diluted Earnings (Loss)                       $16,889        $12,121        ($1,716)

Average Shares Outstanding                           10,820         10,678         10,654

Net Effect of Dilutive Stock Options--Based on
the Treasury Stock Method using the Higher of
Ending and Average Stock Market Prices                  693            164            161

Additional Shares Issued in Assumed
Conversion of 6 3/4% Debentures at $16.50 Per
Share                                                 1,466          1,466          1,466

Total Shares for Fully Diluted Earnings              12,979         12,308         12,281

Fully Diluted Earnings (Loss) Per Share             $  1.30        $  0.98        ($ 0.14)(2)
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(1) In 1993 the net  effect  of the  Treasury  Stock  Method  on  stock  options produced an  anti-dilutive  result  because of the net loss.  Accordingly, only weighted  average  shares  outstanding  were used in the  calculation of Primary Earnings Per Share.

(2) The Primary Earnings Per Share amount was used for both Primary and Fully Diluted presentation on the income statement because the Fully Diluted Earnings Per Share calculation produced an anti-dilutive result.